Exhibit 99.1

Press Contacts:	Investor Contact:
Todd Evans	Joanne Keates
Media relations	Director of Investor Relations
MSC.Software	MSC.Software
(714) 445-3066	(714) 444-8551
todd.evans@mscsoftware.com	joanne.keates@mscsoftware.com

MSC.Software to Raise $85 Million From Sale of Convertible Notes

Proceeds of the Offering to Repay Borrowings Outstanding Under Its Credit Facilities
and Certain Other Indebtedness

SANTA ANA, CA –April 28, 2003 - MSC.Software Corp. (NYSE: MNS) today announced that it proposes to raise approximately $85 million of gross proceeds through an offering of convertible notes due 2008.  MSC.Software may raise up to an additional 15% of gross proceeds upon exercise of an overallotment option in connection with the offering.  MSC.Software expects to use the proceeds of the offering to repay borrowings outstanding under its credit facilities and certain other indebtedness.

Neither the convertible securities nor the shares issuable upon conversion have been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

This press release contains “forward-looking statements” within the meaning of the federal securities law.  The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company’s future results is included under the caption “Risk Factors” in Item 1 of the company’s annual report on Form 10-K for the year ended December 31, 2002.

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